Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q2 Results,

Updates 2015 Outlook and Reaffirms 2016 Margin Target

•	Net revenues decreased 9.2% due to currency; Organic Net Revenue[1] grew 4.3%
•	Operating Income margin was 11.0%, down 30 basis points; Adjusted Operating Income[1] margin expanded 270 basis points to 15.2%
•	Diluted EPS was $0.25, down 30.6%; Adjusted EPS[1] was $0.47, up 37.5% on a constant-currency basis

DEERFIELD, Ill. – July 30, 2015 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported its second quarter 2015 results, reflecting strong Adjusted Operating Income margin expansion and Adjusted EPS growth on a constant currency basis, as well as solid Organic Net Revenue growth. In addition, the company increased its share repurchase authorization by $6.0 billion and extended the expiration by two years to December 31, 2018.

“Our strong second quarter results reflect continued execution of our transformation agenda,” said Irene Rosenfeld, Chairman and CEO. “With the creation of the coffee joint venture now complete, our portfolio is focused even more on snacks. In addition, we’re continuing to make excellent progress driving supply chain productivity and overhead cost reductions to deliver top-tier margin expansion and earnings growth. This provides additional fuel to step up investments in marketing, sales and capacity expansion to accelerate revenue growth and improve market share, both now and over the long term.

“We’re building upon this strong year-to-date performance, and have updated our 2015 outlook accordingly. For full year 2015, we’ve increased our organic revenue growth target and expect to capitalize on the margin expansion momentum in our base business to offset the margin dilution related to the coffee transaction. As a result, we remain on track to deliver double-digit Adjusted EPS growth on a constant currency basis, and are increasingly confident in our ability to deliver our 2016 Adjusted Operating Income margin target of 15 to 16 percent.”

On a reported basis, net revenues were $7.7 billion, down 9.2 percent, including a negative 13.6 percentage point impact from currency. Operating income was $841 million, down 12.1 percent. Diluted EPS was $0.25, down $0.11.

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q2 2015	% Chg vs PY	Q2 2015	Vol/Mix		Pricing
Quarter 2
Latin America	$1,240	(0.2)%	19.7%	(5.9	)pp	25.6	pp
Asia Pacific	1,024	(5.5)	3.0	(1.6)		4.6
Eastern Europe, Middle East & Africa	869	(13.8)	7.1	(4.5)		11.6
Europe	2,815	(16.7)	0.2	(2.0)		2.2
North America	1,713	(0.6)	0.3	0.5		(0.2)

Mondelēz International	$7,661	(9.2)%	4.3%	(2.3	)pp	6.6	pp

Emerging Markets	$3,039	(7.0)%	9.7%
Developed Markets	4,622	(10.6)	0.9

Power Brands	$5,234	(7.0)%	6.6%

June Year-to-Date	June YTD		June YTD
Latin America	$2,497	(3.9)%	19.3%	(5.0	)pp	24.3	pp
Asia Pacific	2,177	(5.6)	1.6	(2.2)		3.8
Eastern Europe, Middle East & Africa	1,564	(15.3)	8.9	(1.9)		10.8
Europe	5,790	(16.5)	(0.2)	(3.0)		2.8
North America	3,395	0.1	—	0.1		(0.1)

Mondelēz International	$15,423	(9.7)%	4.0%	(2.5	)pp	6.5	pp

Emerging Markets	$6,012	(8.3)%	10.2%
Developed Markets	9,411	(10.5)	0.2

Power Brands	$10,639	(7.7)%	6.3%

Second Quarter Commentary

Organic Net Revenue increased 4.3 percent, as the company raised prices to recover currency-driven input cost inflation. Volume/mix was unfavorable, largely due to price elasticity as well as strategic decisions to exit certain low-margin product lines. In addition, the shift of Easter-related shipments into the first quarter was a headwind of approximately 50 basis points. Power Brands2 grew 6.6 percent. Organic Net Revenue from emerging markets3 was up 9.7 percent, while developed markets4 increased 0.9 percent.

Operating Income and Diluted EPS

$ in millions	Reported			Adjusted
	Q2 2015	vs PY (Rpt Fx)		Q2 2015	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 2
Gross Profit	$3,066	(1.3)%		$3,076	(1.1)%		12.6%
Gross Profit Margin	40.0%	3.2	pp	40.2%	3.3	pp

Operating Income	$841	(12.1)%		$1,165	10.2%		24.8%
Operating Income Margin	11.0%	(0.3	)pp	15.2%	2.7	pp

Net Earnings[5]	$406	(34.7)%		$767	11.5%

Diluted EPS	$0.25	(30.6)%		$0.47	17.5%		37.5%

June Year-to-Date	June YTD			June YTD
Gross Profit	$6,007	(4.8)%		$6,022	(4.6)%		9.0%
Gross Profit Margin	38.9%	2.0	pp	39.0%	2.0	pp

Operating Income	$1,652	(8.2)%		$2,237	6.0%		22.0%
Operating Income Margin	10.7%	0.2	pp	14.5%	2.1	pp

Net Earnings	$730	(7.0)%		$1,454	7.1%

Diluted EPS	$0.44	(4.3)%		$0.88	11.4%		30.4%

Second Quarter Commentary

Adjusted Gross Profit1 margin was 40.2 percent, up 330 basis points. The improvement was driven by record net productivity and a 150 basis point benefit from mark-to-market adjustments associated with commodities and currency hedging.

Adjusted Operating Income margin expanded 270 basis points to 15.2 percent. The company made good progress in reducing overhead costs as a percent of revenue by leveraging zero-based budgeting and other cost-saving tools. However, total selling, general and administrative expenses increased as the company significantly stepped up advertising and consumer support in each region, especially behind its Power Brands.

Adjusted EPS grew 37.5 percent on a constant-currency basis, driven primarily by operating income improvement.

Return of Capital

The company’s Board of Directors approved a $6.0 billion increase to the company’s share repurchase authorization from $7.7 billion to $13.7 billion and extended the expiration by two years to December 31, 2018. In the first half, the company repurchased nearly $2.2 billion of its common stock at an average price of $37.17 per share.

As previously announced, on July 23, 2015, the company’s Board of Directors declared a regular quarterly dividend of $0.17 per share, an increase of 13 percent. The dividend is payable on

Oct. 14, 2015, to shareholders of record as of Sept. 30, 2015. In the first half, the company paid $495 million in dividends.

Outlook

The company combined its global coffee business with D.E Master Blenders 1753 B.V. on July 2, 2015, to create Jacobs Douwe Egberts. As a result of the transaction, the net revenue and costs associated with the company’s global coffee business will no longer be included in the company’s income statement in future reporting periods. Beginning in the third quarter 2015, the company will reflect its proportional share of JDE’s after-tax income, as well as after-tax income related to its other non-consolidated joint ventures, in equity earnings, which are not included in operating income.

Separately today, via a Form 8-K being filed with the Securities and Exchange Commission, the company is providing pro forma non-GAAP financial results that reflect the reclassification of the coffee business net revenues and costs, as well as the reclassification of after-tax income related to its other non-consolidated joint ventures, from operating income to equity earnings to facilitate comparisons of historical and future results. These pro forma adjusted financial results serve as the basis of the company’s updated 2015 outlook, as described below.

Outlook Summary

Item	Prior Outlook	Updated Outlook

Organic Net Revenue Growth	• Full Year 2015: 2%+	• H2 and Full Year 2015: 3%+ versus pro forma 2014

Adjusted Operating Income Margin	• Full Year 2015: ~14% • Full Year 2016: 15%-16%	• H2 2015: at least 14% • Full Year 2015 (pro forma): • ~14% excluding (20)-(30) basis points of stranded overhead costs • Full Year 2016: 15%-16%

Adjusted EPS	• Full Year 2015: Double-digit growth on a constant currency basis	• Full Year 2015: Double-digit growth on a constant currency basis

Free Cash Flow excluding items[1]	• Full Year 2015: ~$1.2 billion	• Full Year 2015: ~$1.0 billion reflecting the coffee transaction

Organic Net Revenue

For the second half and full year 2015, the company increased its Organic Net Revenue growth outlook to at least 3 percent to reflect its strong year-to-date performance. The company previously expected full year Organic Net Revenue growth of at least 2 percent including the coffee business. The company’s updated target is versus the company’s pro forma revenue of $15.2 billion and $30.5 billion for the second half 2014 and full year 2014, respectively.

In addition, the company estimates currency translation will reduce net revenue growth in the second half 2015 by approximately 11 percentage points due to the strengthening of the U.S. dollar versus other currencies.

Adjusted Operating Income Margin

The company updated its Adjusted Operating Income margin outlook to reflect the strong year-to-date margin expansion for its ongoing business and continued progress with its cost-reduction programs. The underlying strength of the company’s ongoing business is expected to largely offset total estimated margin dilution of 75 to 100 basis points related to the coffee business transaction, including the temporary impact of stranded overhead costs, and the reclassification of after-tax income from interests in non-consolidated joint ventures from operating income to equity earnings that are not included in operating income.

For full year 2015, the company expects Adjusted Operating Income margin to be approximately 14 percent, excluding a negative 20 to 30 basis point impact from stranded overhead costs. The company anticipates offsetting all stranded overhead costs by the end of 2015. The company previously targeted an Adjusted Operating Income margin of approximately 14 percent, including the coffee business.

For the second half 2015, the company expects Adjusted Operating Income margin to be at least 14 percent.

For 2016, the company reaffirmed its Adjusted Operating Income margin target of 15 to 16 percent as it continues to make progress in executing its supply chain and overhead cost reduction programs.

Adjusted EPS

For 2015, the company reaffirmed its target of double-digit Adjusted EPS growth on a constant-currency basis, despite absorbing the dilutive impact of the coffee transaction. The company estimates currency translation to reduce 2015 Adjusted EPS by approximately $0.336.

Free Cash Flow Excluding Items

For 2015, the company expects Free Cash Flow excluding items to be approximately $1.0 billion, down approximately $0.2 billion from its previous estimate. The reduction reflects an expectation of stronger-than-expected Free Cash Flow from its base business of approximately $0.4 billion, which is more than offset by an approximately $0.6 billion of Free Cash Flow that was expected to be generated by the coffee business in the second half 2015.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Investors and analysts may participate via phone by calling 1-800-322-9079 from the United States and 1-973-582-2717 from other locations. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor. The company will be live tweeting from the event at www.twitter.com/MDLZ.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with pro forma 2014 revenue of more than $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

End Notes

1.	Organic Net Revenue, Adjusted Operating Income, Adjusted EPS, Adjusted Gross Profit and Free Cash Flow excluding items are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.
2.	Power Brands include some of the company’s largest global and regional brands, such as Oreo, Chips Ahoy!, Ritz and belVita biscuits; Milka, Cadbury Dairy Milk and Lacta chocolate; Trident gum; Hall’s candy; Tang powdered beverages; and Jacobs, Tassimo and Carte Noire coffee.
3.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
4.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
5.	Net earnings attributable to Mondelēz International.
6.	Currency estimate is based on published rates from Oanda on July 27, 2015.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “believe,” “would,” “estimate,” “anticipate,” “deliver,” “positioned,” “target,” “outlook” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our future performance, including our future revenue growth, earnings per share, margins and cash flow; currency and the effect of foreign exchange translation on our results of operations; the costs of, timing of expenditures under and completion of our restructuring program; the effect of entering into the coffee business transaction and the consideration we receive and gain we recognize on the divestiture; market share; margin dilution; offsetting transaction stranded overhead costs; and our Outlook, including 2015 Organic Net Revenue growth, Adjusted Operating Income margin, Adjusted EPS and Free Cash Flow excluding items. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks from operating globally and in emerging markets; changes in currency exchange rates, controls and restrictions; continued volatility of commodity and other input costs; weakness in economic conditions; weakness in consumer spending; pricing actions; unanticipated disruptions to our business; competition; the restructuring program and our other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•	“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures[1], Integration Program costs, accounting calendar changes and currency rate fluctuations.

•	“Adjusted Gross Profit” is defined as gross profit excluding the impacts of pension costs related to obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, incremental costs associated with the coffee business transaction and the operating results of divestitures[1]. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, incremental costs associated with the coffee business transaction, impairment charges related to goodwill and intangible assets, gains or losses on divestitures or acquisitions, divestiture-related costs, acquisition-related costs and the operating results of divestitures[1]. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•	“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the 2014-2018 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the net benefit from the Cadbury acquisition-related indemnification resolution, losses on debt extinguishment and related expenses, the residual tax benefit impact from the resolution of the Starbucks arbitration, hedging gains or losses and incremental costs associated with the coffee business transaction, impairment charges related to goodwill and intangible assets, gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans, gains or losses on divestitures or acquisitions, divestiture-related costs, acquisition-related costs and net earnings from divestitures[1], and including an interest expense adjustment related to the Spin-Off transaction. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow excluding items” is defined as Free Cash Flow (net cash provided by operating activities less capital expenditures) excluding taxes paid on the Starbucks arbitration award and cash payments associated with accrued interest and other related fees due to the company’s completion of a $2.5 billion cash tender offer for some of its outstanding long-term debt on March 20, 2015, and a $1.6 billion cash tender offer for some of its outstanding long-term debt on February 6, 2014.

(1)	Divestitures include businesses under sale agreements for which the company has cleared significant sale-related conditions such that the pending sale is probable as of the end of the reporting period and exits of major product lines under a sale or licensing agreement. However, in connection with the global coffee business transaction that closed on July 2, 2015, because the company exchanged its coffee interests for similarly-sized interests in JDE (which, following the July 2, 2015 closing, equals 43.5% of the company’s historical and DEMB’s combined global coffee businesses), the company has not included its historical global coffee business results within reported divestitures in its non-GAAP financial measures. The company continues to have an ongoing interest in the coffee business. Beginning in the third quarter of 2015, the company will include the after-tax earnings of JDE and of its historical coffee business results within continuing results of operations. For Adjusted EPS, the company will include these earnings in equity method investment earnings and remove its historical coffee business results from Organic Net Revenues and Adjusted Operating Income to facilitate comparisons of past and future coffee operating results.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and six months ended June 30, 2015 and 2014.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures or acquisitions and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures

On April 23, 2015, the company completed the divestiture of its 50 percent interest in a Japanese coffee joint venture to its joint venture partner, which generated cash proceeds of 27 billion Japanese yen ($225 million as of April 23, 2015) and a pre-tax gain of $13 million (after-tax loss of $9 million). The company will contribute to Jacobs Douwe Egberts the net cash proceeds from the sale of the interest. The company did not divest any businesses during the three months ended June 30, 2014.

Acquisitions and acquisition-related costs

On July 15, 2015, the company acquired an 80 percent interest in a biscuit operation in Vietnam, which is now a subsidiary within its Asia Pacific segment. The company will begin to account for the acquisition in the third quarter.

On February 16, 2015, the company also acquired a U.S. snacking company (Enjoy Life Foods) within its North America segment. The acquisition added $10 million in incremental net revenues for the three months and $15 million for the six months ended June 30, 2015.

The company recorded acquisition-related costs of $1 million during the three months and $2 million during the six months ended June 30, 2015, which was recorded in selling, general and administrative expenses.

Accounting Calendar Change

In connection with moving toward a common consolidation date across the company, in the first quarter of 2015, the company changed the consolidation date for the North America segment from the last Saturday of each period to the last calendar day of each period. As a result of this change, each of the company’s operating subsidiaries now reports results as of the last calendar day of the period. The change had a favorable impact of $39 million on net revenues for the six months ended June 30, 2015.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with completing the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program. The company recorded reversals related to the Integration Program of $1 million in the three months and $3 million in the six months ended June 30, 2014 related to accruals no longer required.

Other acquisition integration costs

Within the company’s Asia Pacific segment, in connection with the July 2015 acquisition of a biscuit operation in Vietnam, the company recorded integration costs of $1 million for the three and six months ended June 30, 2015. Within the company’s EEMEA segment, in connection with the February 2013 acquisition of a biscuit operation in Morocco, the company recorded integration costs of $1 million for the six months ended June 30, 2014. The company recorded these acquisition integration costs in selling, general and administrative expenses.

Spin-Off Costs

On October 1, 2012, the company completed the Spin-Off of its North American grocery business, Kraft Foods Group, Inc. (“Kraft Foods Group”), to its shareholders (the “Spin-Off”). Historically the company has incurred Spin-Off transaction, transition and financing and related costs (“Spin-Off Costs”) in its operating results. In 2014, the company concluded its Spin-Off transition plans. Within selling, general and administrative expenses, the company recorded pre-tax Spin-Off Costs of $16 million in the three months and $19 million in the six months ended June 30, 2014.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on their respective business strategies upon separation in the Spin-Off and in the future. Of the $1.5 billion of 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program. Through the end of 2014, the company incurred total restructuring and related implementation charges of $899 million, and completed incurring planned charges on the 2012-2014 Restructuring Program.

Restructuring costs

The company recorded reversals to the restructuring charges of $1 million in the three months and $3 million in the six months ended June 30, 2015 related to accruals no longer required. The company recorded restructuring charges of $54 million in the three months and $96 million in the six months ended June 30, 2014 within asset impairment and exit costs. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $19 million in the three months and $43 million in the six months ended June 30, 2014. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function. The company recorded these costs within cost of sales and selling, general and administrative expenses.

Remeasurement of Venezuelan net monetary assets

As prescribed by U.S. GAAP for highly inflationary economies, the company has been accounting for the results of its Venezuelan subsidiaries using the U.S. dollar as the functional currency since January 1, 2010. On February 10, 2015, the Venezuelan government combined the SICAD I and SICAD II (“SICAD”) exchange rate mechanisms and, in addition, created a new market-based SIMADI rate, while retaining the 6.30 official rate for food and other essentials. The Venezuelan government also announced an opening SICAD auction rate of 12.00 bolivars to the U.S. dollar, which as of June 30, 2015 is the prevailing SICAD rate until the company’s specific industry group auctions make U.S. dollars available at another offered SICAD rate. The company believes the SICAD rate continues to be the most economically representative rate to use to value its net monetary assets and translate its operating results in Venezuela. In the first quarter of 2015, the company recognized an $11 million remeasurement loss reflecting an increase in the SICAD exchange rate from 11.50 to 12.00 bolivars to the U.S. dollar. While the remeasurement loss is non-deductible, a $1 million net tax benefit for 2015 was recognized due to a Venezuelan tax impact related to a local deduction for the loss on certain U.S.

dollar denominated liabilities. As of June 30, 2015, the company’s bolivar-denominated net monetary assets were approximately $312 million. The company’s Venezuela net revenues were $300 million or 3.9% of consolidated net revenues for the three months and $519 million or 3.4% of consolidated net revenues for the six months ended June 30 2015.

During the three months ended March 31, 2014, the company also recorded a $142 million currency remeasurement loss related to the devaluation of the company’s net monetary assets in Venezuela at that time.

The company continues to monitor and actively manage its investment and exposures in Venezuela. If any of the three-tier currency exchange rates, or the application of the rates to the company’s business, were to change, the company would recognize additional currency losses or gains, which could be significant.

Loss on debt extinguishment and related costs

On March 20, 2015, the company completed a cash tender offer and retired $2.5 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $713 million during the three months ended March 31, 2015, for the amount paid in excess of the carrying value of the debt and from recognizing unamortized discounts and deferred financing costs (including deferred cash flow hedges).

On February 6, 2014, the company completed a cash tender offer and retired $1.6 billion of its outstanding high coupon long-term debt. The company recorded, within interest and other expense, net, a pre-tax loss on debt extinguishment and related expenses of $495 million during the six months ended June 30, 2014 for the amount paid in excess of the carrying value of the debt and from recognizing unamortized discounts and deferred financing costs.

2014-2018 Restructuring Program

On May 6, 2014, the company’s Board of Directors approved a $3.5 billion restructuring program, comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs (“2014-2018 Restructuring Program”), and up to $2.2 billion of capital expenditures. The primary objective of the 2014-2018 Restructuring Program is to reduce the company’s operating cost structure in both supply chain and overhead costs. The program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2015 and 2016 and to complete the program by year-end 2018.

Restructuring costs

The company recorded restructuring charges of $135 million in the three months and $297 million in the six months ended June 30, 2015 and $1 million in the three and six months ended June 30, 2014 within asset impairment and exit costs. These charges were for asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for special accounting treatment as exit or disposal activities. The company recorded implementation costs of $47 million in the three months and $109 million in the six months ended June 30, 2015 and $9 million in the three and six months ended June 30, 2014. These costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded these costs within cost of sales and general corporate expense within selling, general and administrative expenses.

Incremental costs and hedging gains / losses related to the coffee business transaction

On July 2, 2015, the company completed a transaction to combine the company’s wholly owned coffee business (including the company’s coffee portfolio in France) with those of D.E Master Blenders 1753 B.V to create a new company, Jacobs Douwe Egberts (JDE).

Upon closing, the consideration the company received for its coffee businesses was €3.8 billion ($4.2 billion U.S. dollars as of July 2, 2015), a 43.5% equity interest in JDE and a $275 million receivable related to an expected payment from JDE one year following the closing related to tax formation costs. The company also received $76 million of cash related to the reimbursement of costs it incurred related to separating the coffee businesses. The cash and equity consideration the company received was adjusted from previous estimates to reflect its retaining interest in a Korea-based joint venture, Dongsuh Foods Corporation. During the second quarter of 2015, the company also completed the sale of its interest in a Japanese coffee joint venture, Ajinomoto General Foods, Inc. (“AGF”). In lieu of contributing its interest in AGF to JDE, the company contributed the net cash proceeds from the sale, and the transaction did not change the consideration received for the global coffee businesses. The sales proceeds are subject to further adjustments, including finalization of working capital, net debt and other sales adjustments. The company expects to finalize the sales price and related adjustments by the end of the second quarter of 2016. As a result, the actual amount of consideration the company receives and the gain the company recognizes on the divestiture may change until the company concludes these matters.

To lock in an expected U.S. dollar value of approximately $5 billion related to the estimated €4 billion cash receipt upon closing, the company entered into currency exchange forward contracts beginning in May 2014, when the transaction was announced. On February 11, 2015, the company monetized these forward contracts and realized total pre-tax gains of $939 million, of which $628 million was recognized in 2014 and $311 million was recognized in the first quarter of 2015. The company entered into new currency exchange forward contracts, which it monetized on April 17, 2015 and realized total pre-tax gains of $296 million, of which $56 million was recognized in the second quarter of 2015. On that date the company executed new currency exchange contracts that generated unrealized losses of $221 million in the three and six months ended June 30, 2015. The currency hedge gains and losses were recorded in interest and other expense, net. On July 6, 2015, the company monetized the forward contracts and realized a $202 million pretax loss. Cumulatively over 2014 and through July 6, 2015, the company realized aggregate net gains and received cash of approximately $1.0 billion on these currency exchange forward contracts. With the receipt of €3.8 billion on July 2, 2015 ($4.2 billion as of July 2, 2015), the company has collected $5.2 billion.

During the second quarter of 2015, the company also entered into currency exchange forward contracts to hedge a portion of the cash payments to be made to its subsidiaries in multiple countries where coffee net assets and shares were divested. These hedges with a notional value of €1.6 billion generated net unrealized gains of $21 million during the three months ended June 30, 2015. The net unrealized gain was recorded within interest and other expense, net. During July 2015, the company settled these forward contracts and realized total pre-tax net gains of $17 million.

The company has also incurred incremental expenses related to readying its coffee businesses for the transaction that totaled $157 million in the three months and $185 million in the six months ended June 30, 2015, and $5 million in the three and six months ended June 30, 2014. These expenses were recorded within asset impairment and exit costs and selling, general and administrative expenses of primarily its Europe and EEMEA segments and within general corporate expenses.

Loss related to interest rate swaps

During the three months ended March 31, 2015, the company recognized a pre-tax loss of $34 million within interest and other expense, net related to certain U.S. dollar interest rate swaps that the company no longer designated as accounting cash flow hedges due to a change in financing and hedging plans. In the first quarter, the company’s plans to issue U.S. dollar debt changed and the company issued euro, British pound sterling and Swiss franc-denominated notes due to lower overall cost and its decision to hedge a greater portion of its net investments in operations that use these currencies as their functional currencies.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2015	2014	% Change Fav / (Unfav)	2015	2014	% Change Fav / (Unfav)
Net revenues	$7,661	$8,436	(9.2)%	$15,423	$17,077	(9.7)%

Cost of sales	4,595	5,331	13.8%	9,416	10,768	12.6%

Gross profit	3,066	3,105	(1.3)%	6,007	6,309	(4.8)%
Gross profit margin	40.0%	36.8%		38.9%	36.9%

Selling, general and administrative expenses	1,961	2,038	3.8%	3,885	4,303	9.7%

Asset impairment and exit costs	231	55	(100.0+ )%	391	97	(100.0+ )%

Gain on divestiture	(13)	—	100.0%	(13)	—	100.0%

Amortization of intangibles	46	55	16.4%	92	109	15.6%

Operating income	841	957	(12.1)%	1,652	1,800	(8.2)%
Operating income margin	11.0%	11.3%		10.7%	10.5%

Interest and other expense, net	314	224	(40.2)%	700	944	25.8%

Earnings before income taxes	527	733	(28.1)%	952	856	11.2%

Provision for income taxes	100	91	(9.9)%	213	64	(100.0+ )%
Effective tax rate	19.0%	12.4%		22.4%	7.5%

Net earnings	427	642	(33.5)%	739	792	(6.7)%

Noncontrolling interest	21	20	(5.0)%	9	7	(28.6)%

Net earnings attributable to Mondelēz International	$406	$622	(34.7)%	$730	$785	(7.0)%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.25	$0.37	(32.4)%	$0.45	$0.46	(2.2)%

Diluted earnings per share attributable to Mondelēz International	$0.25	$0.36	(30.6)%	$0.44	$0.46	(4.3)%

Average shares outstanding:
Basic	1,625	1,694	4.1%	1,637	1,699	3.6%
Diluted	1,643	1,712	4.0%	1,654	1,717	3.7%

Schedule 2a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended June 30, 2015
Reported (GAAP)	$1,240		$1,024		$869		$2,815		$1,713		$7,661
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		—		—		(10)		(10)
Accounting calendar change	—		—		—		—		—		—
Currency	247		93		211		571		26		1,148

Organic (Non-GAAP)	$1,487		$1,117		$1,080		$3,386		$1,729		$8,799

For the Three Months Ended June 30, 2014
Reported (GAAP)	$1,242		$1,084		$1,008		$3,379		$1,723		$8,436
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		—		—		—		—
Accounting calendar change	—		—		—		—		—		—

Organic (Non-GAAP)	$1,242		$1,084		$1,008		$3,379		$1,723		$8,436

% Change
Reported (GAAP)	(0.2)%		(5.5)%		(13.8)%		(16.7)%		(0.6)%		(9.2)%
Divestitures	—	pp	—	pp	—	pp	—	pp	—	pp	—	pp
Acquisitions	—		—		—		—		(0.6)		(0.1)
Accounting calendar change	—		—		—		—		—		—
Currency	19.9		8.5		20.9		16.9		1.5		13.6

Organic (Non-GAAP)	19.7%		3.0%		7.1%		0.2%		0.3%		4.3%

Vol/Mix	(5.9	)pp	(1.6	)pp	(4.5	)pp	(2.0	)pp	0.5	pp	(2.3	)pp
Pricing	25.6		4.6		11.6		2.2		(0.2)		6.6

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Six Months Ended June 30, 2015
Reported (GAAP)	$2,497		$2,177		$1,564		$5,790		$3,395		$15,423
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		—		—		(15)		(15)
Accounting calendar change	—		—		—		—		(39)		(39)
Currency	602		167		447		1,133		50		2,399

Organic (Non-GAAP)	$3,099		$2,344		$2,011		$6,923		$3,391		$17,768

For the Six Months Ended June 30, 2014
Reported (GAAP)	$2,598		$2,307		$1,846		$6,936		$3,390		$17,077
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		—		—		—		—
Accounting calendar change	—		—		—		—		—		—

Organic (Non-GAAP)	$2,598		$2,307		$1,846		$6,936		$3,390		$17,077

% Change
Reported (GAAP)	(3.9)%		(5.6)%		(15.3)%		(16.5)%		0.1%		(9.7)%
Divestitures	—	pp	—	pp	—	pp	—	pp	—	pp	—	pp
Acquisitions	—		—		—		—		(0.5)		(0.1)
Accounting calendar change	—		—		—		—		(1.1)		(0.3)
Currency	23.2		7.2		24.2		16.3		1.5		14.1

Organic (Non-GAAP)	19.3%		1.6%		8.9%		(0.2)%		—		4.0%

Vol/Mix	(5.0	)pp	(2.2	)pp	(1.9	)pp	(3.0	)pp	0.1	pp	(2.5	)pp
Pricing	24.3		3.8		10.8		2.8		(0.1)		6.5

Schedule 2b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Power Brands and Emerging Markets

(in millions of U.S. dollars) (Unaudited)

	Power Brands		Non-Power Brands		Mondelēz International		Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended June 30, 2015
Reported (GAAP)	$5,234		$2,427		$7,661		$3,039		$4,622		$7,661
Divestitures	—		—		—		—		—		—
Acquisitions	—		(10)		(10)		—		(10)		(10)
Accounting calendar change	—		—		—		—		—		—
Currency	769		379		1,148		544		604		1,148

Organic (Non-GAAP)	$6,003		$2,796		$8,799		$3,583		$5,216		$8,799

For the Three Months Ended June 30, 2014
Reported (GAAP)	$5,630		$2,806		$8,436		$3,266		$5,170		$8,436
Divestitures	—		—		—		—		—		—
Accounting calendar change	—		—		—		—		—		—

Organic (Non-GAAP)	$5,630		$2,806		$8,436		$3,266		$5,170		$8,436

% Change
Reported (GAAP)	(7.0)%		(13.5)%		(9.2)%		(7.0)%		(10.6)%		(9.2)%
Divestitures	—	pp	—	pp	—	pp	—	pp	—	pp	—	pp
Acquisitions	—		(0.4)		(0.1)		—		(0.2)		(0.1)
Accounting calendar change	—		—		—		—		—		—
Currency	13.6		13.5		13.6		16.7		11.7		13.6

Organic (Non-GAAP)	6.6%		(0.4)%		4.3%		9.7%		0.9%		4.3%

	Power Brands		Non-Power Brands		Mondelēz International		Emerging markets		Developed markets		Mondelēz International
For the Six Months Ended June 30, 2015
Reported (GAAP)	$10,639		$4,784		$15,423		$6,012		$9,411		$15,423
Divestitures	—		—		—		—		—		—
Acquisitions	—		(15)		(15)		—		(15)		(15)
Accounting calendar change	(30)		(9)		(39)		—		(39)		(39)
Currency	1,639		760		2,399		1,216		1,183		2,399

Organic (Non-GAAP)	$12,248		$5,520		$17,768		$7,228		$10,540		$17,768

For the Six Months Ended June 30, 2014
Reported (GAAP)	$11,525		$5,552		$17,077		$6,557		$10,520		$17,077
Divestitures	—		—		—		—		—		—
Accounting calendar change	—		—		—		—		—		—

Organic (Non-GAAP)	$11,525		$5,552		$17,077		$6,557		$10,520		$17,077

% Change
Reported (GAAP)	(7.7)%		(13.8)%		(9.7)%		(8.3)%		(10.5)%		(9.7)%
Divestitures	—	pp	—	pp	—	pp	—	pp	—	pp	—	pp
Acquisitions	—		(0.3)		(0.1)		—		(0.1)		(0.1)
Accounting calendar change	(0.2)		(0.1)		(0.3)		—		(0.4)		(0.3)
Currency	14.2		13.6		14.1		18.5		11.2		14.1

Organic (Non-GAAP)	6.3%		(0.6)%		4.0%		10.2%		0.2%		4.0%

Schedule 3a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended June 30, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,661	$3,066	40.0%	$841	11.0%
2012-2014 Restructuring Program costs	—	—		(1)
2014-2018 Restructuring Program costs	—	8		182
Integration Program and other acquisition integration costs	—	—		1
Costs associated with the coffee business transaction	—	2		157
Operating income from divestiture	—	—		(5)
Gain on divestiture	—	—		(13)
Acquisition-related costs	—	—		1
Rounding	—	—		2

Adjusted (Non-GAAP)	$7,661	$3,076	40.2%	$1,165	15.2%

Currency		426		154

Adjusted @ Constant FX (Non-GAAP)		$3,502		$1,319

	For the Three Months Ended June 30, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$8,436	$3,105	36.8%	$957	11.3%
Spin-Off Costs	—	—		16
2012-2014 Restructuring Program costs	—	4		73
2014-2018 Restructuring Program costs	—	—		10
Integration Program and other acquisition integration costs	—	1		(1)
Costs associated with the coffee business transaction	—	—		5
Operating income from divestiture	—	—		(3)

Adjusted (Non-GAAP)	$8,436	$3,110	36.9%	$1,057	12.5%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$3,110		$1,057

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(1.3)%		(12.1)%
% Change - Adjusted (Non-GAAP)		(1.1)%		10.2%
% Change - Adjusted @ Constant FX (Non-GAAP)		12.6%		24.8%

Schedule 3b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars) (Unaudited)

	For the Six Months Ended June 30, 2015
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$15,423	$6,007	38.9%	$1,652	10.7%
2012-2014 Restructuring Program costs	—	—		(3)
2014-2018 Restructuring Program costs	—	12		406
Integration Program and other acquisition integration costs	—	—		1
Remeasurement of net monetary assets in Venezuela	—	—		11
Costs associated with the coffee business transaction	—	3		185
Operating income from divestiture	—	—		(5)
Gain on divestiture	—	—		(13)
Acquisition-related costs	—	—		2
Rounding	—	—		1

Adjusted (Non-GAAP)	$15,423	$6,022	39.0%	$2,237	14.5%

Currency		862		337

Adjusted @ Constant FX (Non-GAAP)		$6,884		$2,574

	For the Six Months Ended June 30, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$17,077	$6,309	36.9%	$1,800	10.5%
Spin-Off Costs	—	—		19
2012-2014 Restructuring Program costs	—	6		139
2014-2018 Restructuring Program costs	—	—		10
Integration Program and other acquisition integration costs	—	—		(2)
Remeasurement of net monetary assets in Venezuela	—	—		142
Costs associated with the coffee business transaction	—	—		5
Operating income from divestiture	—	—		(3)

Adjusted (Non-GAAP)	$17,077	$6,315	37.0%	$2,110	12.4%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$6,315		$2,110

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(4.8)%		(8.2)%
% Change - Adjusted (Non-GAAP)		(4.6)%		6.0%
% Change - Adjusted @ Constant FX (Non-GAAP)		9.0%		22.0%

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Three Months Ended June 30, 2015
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$841	$314	$527	$100	19.0%	$21	$406	$0.25
2012-2014 Restructuring Program costs	(1)	—	(1)	—		—	(1)	—
2014-2018 Restructuring Program costs	182	—	182	47		—	135	0.08
Integration Program and other acquisition integration costs	1	—	1	—		—	1	—
Income / (costs) associated with the coffee business transaction	157	(144)	301	82		—	219	0.13
Net earnings from divestiture	(5)	—	(5)	—		—	(5)	—
Loss on divestiture	(13)	—	(13)	(22)		—	9	0.01
Acquisition-related costs	1	—	1	—		—	1	—
Rounding	2	—	2	—		—	2	—

Adjusted (Non-GAAP)	$1,165	$170	$995	$207	20.8%	$21	$767	$0.47

Diluted Average Shares Outstanding								1,643

	For the Three Months Ended June 30, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non-controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$957	$224	$733	$91	12.4%	$20	$622	$0.36
Spin-Off Costs	16	—	16	6		—	10	0.01
2012-2014 Restructuring Program costs	73	—	73	16		—	57	0.03
2014-2018 Restructuring Program costs	10	—	10	3		—	7	—
Integration Program and other acquisition integration costs	(1)	—	(1)	—		—	(1)	—
Tax benefit related to remeasurement of net monetary assets in Venezuela	—	—	—	14		—	(14)	(0.01)
Income / (costs) associated with the coffee business transaction	5	(7)	12	3		—	9	0.01
Loss on debt extinguishment and related expenses	—	(1)	1	—		—	1	—
Net earnings from divestiture	(3)	—	(3)	—		—	(3)	—

Adjusted (Non-GAAP)	$1,057	$216	$841	$133	15.8%	$20	$688	$0.40

Diluted Average Shares Outstanding								1,712

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars, except per share data) (Unaudited)

	For the Six Months Ended June 30, 2015
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,652	$700	$952	$213	22.4%	$9	$730	$0.44
2012-2014 Restructuring Program costs	(3)	—	(3)	(1)		—	(2)	—
2014-2018 Restructuring Program costs	406	—	406	96		—	310	0.19
Integration Program and other acquisition integration costs	1	—	1	—		—	1	—
Remeasurement of net monetary assets in Venezuela	11	—	11	1		—	10	0.01
Income / (costs) associated with the coffee business transaction	185	407	(222)	(114)		—	(108)	(0.07)
Loss related to interest rate swaps	—	(34)	34	13		—	21	0.01
Loss on divestiture	(13)	—	(13)	(22)		—	9	0.01
Divestiture-related costs	—	(1)	1	—		—	1	—
Net earnings from divestiture	(5)	—	(5)	(32)		—	27	0.02
Acquisition-related costs	2	—	2	—		—	2	—
Loss on debt extinguishment and related expenses	—	(713)	713	261		—	452	0.27
Rounding	1	—	1	—		—	1	—

Adjusted (Non-GAAP)	$2,237	$359	$1,878	$415	22.1%	$9	$1,454	$0.88

Diluted Average Shares Outstanding								1,654

	For the Six Months Ended June 30, 2014
	Operating Income	Interest and other expense / (income)	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,800	$944	$856	$64	7.5%	$7	$785	$0.46
Spin-Off Costs	19	—	19	7		—	12	0.01
2012-2014 Restructuring Program costs	139	—	139	33		—	106	0.06
2014-2018 Restructuring Program costs	10	—	10	3		—	7	—
Integration Program and other acquisition integration costs	(2)	—	(2)	—		—	(2)	—
Remeasurement of net monetary assets in Venezuela	142	—	142	6		—	136	0.08
Income / (costs) associated with the coffee business transaction	5	(7)	12	3		—	9	—
Loss on debt extinguishment and related expenses	—	(495)	495	188		—	307	0.18
Net earnings from divestiture	(3)	—	(3)	—		—	(3)	—

Adjusted (Non-GAAP)	$2,110	$442	$1,668	$304	18.2%	$7	$1,357	$0.79

Diluted Average Shares Outstanding								1,717

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	Diluted EPS	% Growth	Diluted EPS	% Growth
2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.36		$0.46
Spin-Off Costs	0.01		0.01
2012-2014 Restructuring Program costs	0.03		0.06
2014-2018 Restructuring Program costs	—		—
Integration Program and other acquisition integration costs	—		—
Remeasurement of net monetary assets in Venezuela	(0.01)		0.08
Costs associated with the coffee business transaction	0.01		—
Net earnings from divestiture	—		—
Loss on debt extinguishment and related expenses	—		0.18

2014 Adjusted EPS (Non-GAAP)	0.40		0.79
Increase in operations	0.06		0.14
Change in unrealized gains / (losses) on hedging activities	0.06		0.05
Impact of accounting calendar change	—		0.01
Gain on sale of property in 2014	—		—
Lower interest and other expense, net	0.02		0.03
Changes in shares outstanding	0.02		0.04
Changes in income taxes	(0.01)		(0.03)

2015 Adjusted EPS (Constant Currency) (Non-GAAP)	0.55	37.5%	1.03	30.4%
Unfavorable currency - translation	(0.08)		(0.15)

2015 Adjusted EPS (Non-GAAP)	0.47	17.5%	0.88	11.4%
2012-2014 Restructuring Program costs	—		—
2014-2018 Restructuring Program costs	(0.08)		(0.19)
Integration Program and other acquisition integration costs	—		—
Remeasurement of net monetary assets in Venezuela	—		(0.01)
Income / (costs) associated with the coffee business transaction	(0.13)		0.07
Loss related to interest rate swaps	—		(0.01)
Net earnings from divestiture	—		(0.02)
Loss on divestiture	(0.01)		(0.01)
Acquisition-related costs	—		—
Loss on debt extinguishment and related expenses	—		(0.27)

2015 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.25	(30.6)%	$0.44	(4.3)%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Three Months Ended June 30, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,240		$1,024		$869		$2,815		$1,713		$—	$—	$—	$—	$7,661
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,240		$1,024		$869		$2,815		$1,713		$—	$—	$—	$—	$7,661

Operating Income
Reported (GAAP)	$134		$104		$100		$261		$261		$86	$(71)	$(46)	$12	$841
2012-2014 Restructuring Program costs	—		—		—		—		(1)		—	—	—	—	(1)
2014-2018 Restructuring Program costs	46		25		14		54		32		—	11	—	—	182
Integration Program and other acquisition integration costs	—		2		—		—		—		—	(1)	—	—	1
Costs associated with the coffee business transaction	1		2		11		139		—		—	4	—	—	157
Operating income from divestiture	—		(4)		—		—		—		—	(1)	—	—	(5)
Gain on divestiture	—		—		—		—		—		—	—	—	(13)	(13)
Acquisition-related costs	—		—		—		—		—		—	—	—	1	1
Rounding	—		—		—		—		—		—	2	—	—	2

Adjusted (Non-GAAP)	$181		$129		$125		$454		$292		$86	$(56)	$(46)	$—	$1,165
Currency	40		12		34		95		5		—	(24)	(8)	—	154

Adjusted @ Constant FX (Non-GAAP)	$221		$141		$159		$549		$297		$86	$(80)	$(54)	$—	$1,319

% Change - Reported (GAAP)	(4.3)%		(6.3)%		(31.5)%		(43.6)%		(3.0)%		n/m	(12.7)%	16.4%	n/m	(12.1)%
% Change - Adjusted (Non-GAAP)	24.0%		18.3%		(20.4)%		(9.7)%		0.3%		n/m	(40.0)%	16.4%	n/m	10.2%
% Change - Adjusted @ Constant FX (Non-GAAP)	51.4%		29.4%		1.3%		9.1%		2.1%		n/m	(100.0)%	1.8%	n/m	24.8%

Operating Income Margin
Reported %	10.8%		10.2%		11.5%		9.3%		15.2%						11.0%
Reported pp change	(0.5	)pp	—	pp	(3.0	)pp	(4.4	)pp	(0.4	)pp					(0.3	)pp
Adjusted %	14.6%		12.6%		14.4%		16.1%		17.0%						15.2%
Adjusted pp change	2.8	pp	2.5	pp	(1.2	)pp	1.2	pp	0.1	pp					2.7	pp

	For the Three Months Ended June 30, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,242		$1,084		$1,008		$3,379		$1,723		$—	$—	$—	$—	$8,436
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,242		$1,084		$1,008		$3,379		$1,723		$—	$—	$—	$—	$8,436

Operating Income
Reported (GAAP)	$140		$111		$146		$463		$269		$(54)	$(63)	$(55)	$—	$957
Spin-Off Costs	—		—		—		—		—		—	16	—	—	16
2012-2014 Restructuring Program costs	4		1		9		39		22		—	(2)	—	—	73
2014-2018 Restructuring Program costs	2		—		—		—		—		—	8	—	—	10
Integration Program and other acquisition integration costs	—		—		2		(4)		—		—	1	—	—	(1)
Costs associated with the coffee business transaction	—		—		—		5		—		—	—	—	—	5
Operating income from divestiture	—		(3)		—		—		—		—	—	—	—	(3)

Adjusted (Non-GAAP)	$146		$109		$157		$503		$291		$(54)	$(40)	$(55)	$—	$1,057
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$146		$109		$157		$503		$291		$(54)	$(40)	$(55)	$—	$1,057

Operating Income Margin
Reported %	11.3%		10.2%		14.5%		13.7%		15.6%						11.3%
Adjusted %	11.8%		10.1%		15.6%		14.9%		16.9%						12.5%

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars) (Unaudited)

	For the Six Months Ended June 30, 2015
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,497		$2,177		$1,564		$5,790		$3,395		$—	$—	$—	$—	$15,423
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$2,497		$2,177		$1,564		$5,790		$3,395		$—	$—	$—	$—	$15,423

Operating Income
Reported (GAAP)	$288		$250		$132		$587		$542		$79	$(145)	$(92)	$11	$1,652
2012-2014 Restructuring Program costs	—		(1)		—		—		(2)		—	—	—	—	(3)
2014-2018 Restructuring Program costs	70		54		20		183		52		—	27	—	—	406
Integration Program and other acquisition integration costs	—		2		—		—		—		—	(1)	—	—	1
Remeasurement of net monetary assets in Venezuela	11		—		—		—		—		—	—	—	—	11
Costs associated with the coffee business transaction	1		3		15		152		—		—	14	—	—	185
Operating income from divestiture	—		(5)		—		—		—		—	—	—	—	(5)
Gain on divestiture	—		—		—		—		—		—	—	—	(13)	(13)
Acquisition - related costs	—		—		—		—		—		—	—	—	2	2
Rounding	—		—		—		—		—		—	1	—	—	1

Adjusted (Non-GAAP)	$370		$303		$167		$922		$592		$79	$(104)	$(92)	$—	$2,237
Currency	115		24		38		195		6		—	(28)	(13)	—	337

Adjusted @ Constant FX (Non-GAAP)	$485		$327		$205		$1,117		$598		$79	$(132)	$(105)	$—	$2,574

% Change - Reported (GAAP)	56.5%		(16.4)%		(37.1)%		(36.6)%		14.8%		n/m	(7.4)%	15.6%	n/m	(8.2)%
% Change - Adjusted (Non-GAAP)	11.1%		2.0%		(26.4)%		(7.5)%		13.6%		n/m	4.6%	15.6%	n/m	6.0%
% Change - Adjusted @ Constant FX (Non-GAAP)	45.6%		10.1%		(9.7)%		12.0%		14.8%		n/m	(21.1)%	3.7%	n/m	22.0%

Operating Income Margin
Reported %	11.5%		11.5%		8.4%		10.1%		16.0%						10.7%
Reported pp change	4.4	pp	(1.5	)pp	(3.0	)pp	(3.3	)pp	2.1	pp					0.2	pp
Adjusted %	14.8%		13.9%		10.7%		15.9%		17.4%						14.5%
Adjusted pp change	2.0	pp	1.0	pp	(1.6	)pp	1.5	pp	2.0	pp					2.1	pp

	For the Six Months Ended June 30, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,598		$2,307		$1,846		$6,936		$3,390		$—	$—	$—	$—	$17,077
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$2,598		$2,307		$1,846		$6,936		$3,390		$—	$—	$—	$—	$17,077

Operating Income
Reported (GAAP)	$184		$299		$210		$926		$472		$(47)	$(135)	$(109)	$—	$1,800
Spin-Off Costs	—		—		—		—		—		—	19	—	—	19
2012-2014 Restructuring Program costs	5		1		14		71		49		—	(1)	—	—	139
2014-2018 Restructuring Program costs	2		—		—		—		—		—	8	—	—	10
Integration Program and other acquisition integration costs	—		—		3		(5)		—		—	—	—	—	(2)
Remeasurement of net monetary assets in Venezuela	142		—		—		—		—		—	—	—	—	142
Costs associated with the coffee business transaction	—		—		—		5		—		—	—	—	—	5
Operating income from divestiture	—		(3)		—		—		—		—	—	—	—	(3)

Adjusted (Non-GAAP)	$333		$297		$227		$997		$521		$(47)	$(109)	$(109)	$—	$2,110
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$333		$297		$227		$997		$521		$(47)	$(109)	$(109)	$—	$2,110

Operating Income Margin
Reported %	7.1%		13.0%		11.4%		13.4%		13.9%						10.5%
Adjusted %	12.8%		12.9%		12.3%		14.4%		15.4%						12.4%